EX-99.m 12B-1 PLAN
                                 RULE 12b-1 PLAN

                           JNL Investors Series Trust


1. THE TRUST. JNL Investors Series Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a series trust.

2. THE PLAN. The Trust desires to adopt a plan of distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Service Class of the JNL Money Market Fund ("Fund") of the Trust, and the Board of Trustees of the Trust (the "Board of Trustees") has determined that there is a reasonable likelihood that adoption of this Rule 12b-1 Plan (the "Plan") will benefit the Service Class of the Fund and its holders of Shares. Accordingly, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Trust's registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3. THE DISTRIBUTOR. The Trust has entered into a written Distribution Agreement with Jackson National Life Distributors, Inc. (the "Distributor"), pursuant to which the Distributor will act as the exclusive distributor with respect to the distribution of Shares as described in the Trust's registration statement.

4. PAYMENTS. The Trust, on behalf of the Fund, will pay a fee, in the amount and on the terms set forth below, or as may hereafter be determined by the Board of Trustees, that collectively will not exceed, on an annualized basis, the fee set forth on Exhibit A attached hereto, as compensation to the Trust's distributor or others for services in connection with the distribution of the Service Class of shares of the JNL Money Market Fund and services provided to said Service Class' shareholders.

5. EFFECTIVE DATE. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6. TERM. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Service Class of the Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7. AMENDMENT. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in paragraph 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Service Class of the Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8. TERMINATION. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Service Class of the Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense that it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9. REPORTS. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10. RECORDS. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in paragraph 9 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

11. INDEPENDENT TRUSTEES. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust (as defined in the 1940
Act).

12. SEVERABILITY. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Plan adopted _______________, 2000


                                    EXHIBIT A

         The fees payable to the Distributor under this Plan shall not exceed, with respect to a particular Fund and its classes of shares, if applicable, on an annualized basis, the percentage of such class's average daily net assets set forth below next to the class's name.

Fund and Class                              Fee Limitation

JNL Money Market Fund
Service Class                               0.50%